UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2017

Tetraphase Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-35837	20-5276217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Way Watertown, Massachusetts		02472
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 715-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 16, 2017, Tetraphase Pharmaceuticals, Inc. (the “Company”) and Finorga SAS (“Novasep”) entered into a Commercial Supply Agreement (the “Supply Agreement”). Under the Supply Agreement, Novasep will, pursuant to accepted purchase orders entered into under the Supply Agreement, manufacture for commercial supply the active pharmaceutical ingredient (“API”) for eravacycline for the Company.

Pursuant to the Supply Agreement, the Company will submit to Novasep on a periodic basis on or before the first business day of each calendar quarter a rolling forecast for a certain time period that sets forth the total quantity of the API for eravacycline for commercial supply that the Company either has ordered, desires to order or expects to order from Novasep (“Forecast”). A certain time period of each Forecast is binding on the Company and constitutes a “Firm Order”. The remainder of each Forecast will be for planning purposes only, and will not be binding. Novasep has no obligation to manufacture the API for eravacycline in accordance with any Forecast that is not the subject of a Firm Order and which is increased by a certain percentage above the previously forecast amount.

The Supply Agreement has an initial term ending October 16, 2022, and will automatically renew after the initial term, unless either party gives notice of its intention to terminate the Supply Agreement at least 18 months prior to the end of the then current term.

The Company may terminate the Supply Agreement upon 30 days’ prior written notice (a) if any regulatory authority takes any action, or raises any objection, that prevents the Company from importing, exporting, purchasing or selling the API for eravacycline, or (b) in the event that Norvasep experiences a force majeure event.

Either party may terminate the Supply Agreement (a) upon written notice if the other party has failed to remedy a material breach under the Supply Agreement within a specified time following receipt of written notice of such breach, and (b) immediately upon written notice to the other party in the event the other party makes a general assignment for the benefit of its creditors, or proceedings of a case are commenced in any court of competent jurisdiction by or against the other party seeking (i) such party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (ii) the appointment of a receiver or trustee for or over such party’s property, or (iii) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unstayed, for a period of more than 60 days.

The Supply Agreement contains, among other provisions, customary representations and warranties by the parties, a grant to Novasep of certain limited license rights to the Company’s intellectual property in connection with Novasep’s performance of the services under the Supply Agreement, certain indemnification rights in favor of both parties, limitations of liability and customary confidentiality provisions.

The foregoing description of the material terms of the Supply Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Supply Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2017. The Company intends to seek confidential treatment for certain portions of the Supply Agreement pursuant to a Confidential Treatment Request submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Maria D. Stahl
Date: October 20, 2017		Maria D. Stahl
Senior Vice President, General Counsel